Exhibit 10.2

CONFIDENTIAL

SEPARATION AGREEMENT

WHEREAS, Joseph J. Kohaut (“EMPLOYEE”) was employed by BUCA, Inc. (“EMPLOYER”) as Senior Vice-President of Operations, Vinny T’s of Boston;

WHEREAS, EMPLOYEE and EMPLOYER are ending their employment relationship; and

WHEREAS, in order to avoid the costs and expenses of litigation, and to resolve their disputes, EMPLOYEE and EMPLOYER wish to set forth the terms and conditions under which they are ending their employment relationship.

NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants, and provisions contained in this Separation Agreement (“Agreement”) and the companion General Release, the parties hereto agree as follows:

1. Termination of Employment. EMPLOYEE and EMPLOYER agree that EMPLOYEE’S employment with EMPLOYER ended on April 30, 2005.

2. Release of Claims by EMPLOYEE. At the same time EMPLOYEE executes this Agreement, he also will execute a General Release (General Release), in the form attached to this Agreement as Exhibit A, in favor of EMPLOYER, its insurers, affiliates, divisions, committees, directors, officers, employees, agents, successors, and assigns. This Agreement will not be interpreted or construed to limit either the General Release in any manner.

CONFIDENTIAL

3. Wages and Separation Payment. EMPLOYEE acknowledges and agrees that EMPLOYER has paid him all wages due and owing him for services rendered through his final day of employment, including any earned but unused vacation. EMPLOYER or its agents will make a special Separation Payment (“Separation Payment”) to EMPLOYEE equal to the sum of: $75,000.00 (Seventy-Five Thousand and no/100 dollars), an amount equal to four (4) months of EMPLOYEE’S base salary. The Separation Payment shall be subject to all voluntary and required withholdings. EMPLOYER shall make the Separation Payment in four equal installments, with the first installment to be paid within five (5) business days of the expiration of the recission period set forth in this Agreement and the General Release and any subsequent installments to be paid on the first business day of the three months next following the month in which the first installment is paid.

4. Removal of Obligation. EMPLOYER’S obligation to make the Separation Payment specified in Paragraph No. 3, in whole or in part, shall be null and void if EMPLOYEE fails to sign this Agreement and the General Release or if he rescinds either of them after he signs them. In addition, EMPLOYER shall be under no obligation to pay any installments of the Separation Payment that may remain unpaid under the schedule set forth in paragrah no. 3, as of the date either that EMPLOYER learns of facts that would have given it “Cause” to have ended EMPLOYEE’S employment, as that term is defined by Paragraph No. 7 of the Employment Agreement between EMPLOYEE and EMPLOYER, dated December 9, 2002 or that EMPLOYEE obtains other employment.

CONFIDENTIAL

5. Return of Property. If he has not already done so, EMPLOYEE shall return to EMPLOYER all its records, correspondence, computer memory media, and documents in his possession at the time he signs this Agreement. EMPLOYEE shall also return to EMPLOYER all other property of EMPLOYER, including EMPLOYEE’S corporate credit cards and keys, if any, at the time he signs this Agreement.

6. Stock Option Benefits. EMPLOYEE is a participant in a stock option plan, sponsored by EMPLOYER, under which EMPLOYEE received the opportunity to purchase a number of shares of stock in EMPLOYER. EMPLOYEE’s rights to purchase such shares, if any, after the date that he signs this Agreement, shall be determined by the terms of the applicable stock option plan.

7. Time to Consider Agreement. EMPLOYEE understands that he may take as many as 21 (twenty-one) calendar days to decide whether to sign this Agreement and the companion General Release. EMPLOYEE represents that if he signs this Agreement and the companion General Release before the expiration of the 21 (twenty-one) day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and companion General Release.

9. Right to Rescind or Revoke. EMPLOYEE understands that he has the right to rescind or revoke this Agreement and the companion General Release for any reason within 15 (fifteen) calendar days after he signs them. EMPLOYEE understands that this Agreement and the companion General Release will not become effective or enforceable unless and until he has not rescinded them and the applicable rescission periods have

CONFIDENTIAL

expired. EMPLOYEE understands that if he wishes to rescind, the rescission must be in writing and hand-delivered or mailed to EMPLOYER. If hand-delivered, the rescission must be: (a) addressed to Cindy Rodahl, Vice-President, Family Resources, and (b) delivered to 1300 Nicollet Mall, Suite 503, Minneapolis, MN 55403 within the 15 (fifteen) day period. If mailed, the rescission must be: (a) postmarked within the 15 (fifteen) day period; (b) addressed to Cindy Rodahl, Vice-President, Family Resources, at the above-stated address; and (c) sent by certified mail, return receipt requested.

11. Confidentiality.

a. General Standard. It is the intent of the parties that this Agreement and the companion General Release (“Confidential Information”), will be forever treated as confidential (except as required by law). Accordingly, EMPLOYEE will not disclose Confidential Information to anyone at any time, except as provided in subparagraph (b) below.

b. Exceptions. EMPLOYEE may disclose Confidential Information: (1) to his spouse; (2) to his attorney; or (3) to his accountants or tax planners. If EMPLOYEE discloses Confidential Information to any person identified above, he must simultaneously inform the person to whom the disclosure is being made that he or she must keep such Confidential Information strictly confidential and that he or she may not disclose such Confidential Information to any other person without the advance written consent of EMPLOYEE and EMPLOYER.

CONFIDENTIAL

12. Full Compensation. EMPLOYEE agrees that the payments made and other consideration provided by EMPLOYER under this Agreement constitute full compensation for and extinguish all EMPLOYEE’S claims as set forth in the companion General Release, including, but not limited to, all claims for attorneys’ fees, costs, and disbursements, and all claims for any type of legal or equitable relief.

13. No Admission of Wrongdoing. EMPLOYEE and EMPLOYER each understands that this Agreement does not constitute an admission by the other that either of them has violated any local ordinance, state or federal statute, or principle of common law, or that either of them has engaged in any improper or unlawful conduct or wrongdoing against the other. EMPLOYEE and EMPLOYER each agrees that neither of them will characterize this Agreement or the payment of any money or other consideration in accord with this Agreement as an admission that the other has engaged in any wrongdoing.

14. Authority. EMPLOYEE represents and warrants that he has the authority to enter into this Agreement and the companion General Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the companion General Release have been assigned to any person or entity not a party to this Agreement and the companion General Release.

15. Representation. EMPLOYEE acknowledges that he has the opportunity to be represented by his own attorney in this matter, that he has had a full opportunity to consider this Agreement and the companion General Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement or the

CONFIDENTIAL

companion General Release, and that he has not relied upon any statements made by EMPLOYER or its attorneys, other than the statements made in this Agreement and any EMPLOYER employee benefit plans in which EMPLOYEE is a participant.

16. Invalidity. In the event that any provision of this Agreement or the companion General Release is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement or the companion General Release, and the remaining provisions of this Agreement and the companion General Release will continue to be valid and enforceable.

17. Entire Agreement. This Agreement, the companion General Release, the Employment Agreement between EMPLOYER and EMPLOYEE dated December 9, 2002, and any EMPLOYER employee benefit plans in which EMPLOYEE is a participant contain all the agreements between EMPLOYEE and EMPLOYER.

18. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

19. Governing Law. This Agreement and the companion General Release will be construed in accord with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the companion General Release will be governed by, the laws of the State of Minnesota.

CONFIDENTIAL

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

Dated: April 20, 2005.	/s/ Joseph J. Kohaut
Joseph J. Kohaut

Dated: April 20, 2005.	BUCA, Inc.

	By:	/s/ Cindy Rodahl
	Its:	Vice-President, Family Resources